UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 24, 2009
Date of Report (Date of earliest event reported)

China Premium Lifestyle Enterprise, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	333-120807	11-3718650
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

10/F, Wo Kee Hong Building
585-609 Castle Peak Road
Kwai Chung, N.T. Hong Kong
(Address of principal executive offices)
(Zip Code)

(852) 2954-2469
Registrant’s telephone number, including area code

__________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Supplemental Deed

As previously reported, on November 7, 2008, China Premium Lifestyle Enterprise, Inc., through its 49% indirectly owned entity, Auto Italia Limited (the “Company”), entered into a Lease Agreement (the “Lease Agreement”) with Koon Ngai Company Limited (the “Lessor”) whereby the Company agreed to lease certain commercial premises at Koon Wah Mirror Group Building, Hong Kong (the “Premises”).

On June 24, 2009, the Company entered into an amendment (the “Supplemental Deed”) to the Lease Agreement.  The Supplemental Deed amends the Lease Agreement to provide for the payment of approximately $180,0001 by the Company to Lessor as compensation for removal of certain fixtures from the Premises in the event the Company requests, and the Lessor grants, early termination under the Lease Agreement.

The foregoing summary of the Supplemental Deed is not complete and is qualified in its entirety by reference to the full text of the Supplemental Deed, a copy of which is filed herewith and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

 (d)           Exhibits

Exhibit 10.1	Supplemental Deed dated June 24, 2009

_________________________
1           All amounts due under the Lease Agreement and the Supplemental Deed are due in Hong Kong Dollars, and are presented here in U.S. Dollars for the convenience of the reader using an exchange rate of HK$7.80 to US$1.00.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHINA PREMIUM LIFESTYLE ENTERPRISE, INC.

Dated: June 26, 2009	By:	/s/ Richard Man Fai Lee
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Supplemental Deed, dated June 24, 2009